Exhibit (g)(6)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF June 3, 2010

Trust	Fund	Effective
Fidelity Rutland Square Trust II	Strategic Advisers Value Fund	06/25/2010
Fidelity Rutland Square Trust II	Fidelity Strategic Advisers Mid Cap Value Portfolio	04/12/2007
Fidelity Rutland Square Trust II	Fidelity Strategic Advisers Small Cap Portfolio	04/12/2007

* Strategic Advisers Value Fund reorganized from Fidelity Commonwealth Trust II to Fidelity Rutland Square Trust II effective 6/5/2010.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf on the day and year first above written.

Each of the Investment Companies Listed on Appendix "A" Attached Hereto, on Behalf of each of Their Respective Portfolios	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	State Street Bank and Trust Company

By: /s/Kenneth Robins	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	By: /s/Michael F. Rogers
Name: Kenneth Robins	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Name: Michael F. Rogers
Title: Treasurer	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Title: Executive Vice President